Exhibit 5.6

Re: Registration Statement on Form F-10 of MAG Silver Corp.

We refer to the registration statement on Form F-10 (the “Registration Statement”) to be filed by MAG Silver Corp. with the U.S. Securities and Exchange Commission and to which this consent is exhibited.

We hereby consent to all references to this firm in the Registration Statement and each of its Exhibits.

/s/ BLAKE, CASSELS & GRAYDON LLP

BLAKE, CASSELS & GRAYDON LLP